                                        August 21, 1996



ENSCO International Incorporated
2700 Fountain Place
1445 Ross Avenue
Dallas, Texas 75202-2792


Re: Registration of Common Stock of ENSCO International Incorporated

Gentlemen:

On  August   ___,  1996,  ENSCO  International   Incorporated,  a  Delaware
corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the registration by the Company of an aggregate of 300,000 shares of its common stock, $.10 par value per share (the "Shares") issuable under the ENSCO International Incorporated 1996 Non-Employee Directors Stock Option Plan (the Plan ) and such additional shares as may become issuable pursuant to the anti-dilution provisions of the Plan. I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, I have examined and relied upon the original or copies, certified to my satisfaction, of (i) the Plan and the Certificate of Incorporation and the Bylaws of the Company; (ii) copies of resolutions of the Board of Directors of the Company authorizing the adoption of the Plan, the issuance of the Shares and related matters; (iii) the Registration Statement and all exhibits thereto; and (iv) such other documents and instruments as I have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to various questions of fact material to this opinion, I have relied, to the extent I deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independent check or verification of their accuracy.

Based upon the foregoing examination, I am of the opinion that the Shares to be registered by the Company as described in the Registration Statement have been duly and validly authorized for issuance or sale and the Shares, when and if issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and assessable.

The opinion expressed above is limited to the laws of the State of Texas and the federal laws of the United States and assumes that the Company will receive the full amount and type of consideration specified in the Plan for each of the shares of common stock issued under the Plan.





I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,


/s/ ALBERT G. MC GRATH, JR.
- ---------------------------
    ALBERT G. MC GRATH, JR.